April 2010 Filed pursuant to Rule 433 dated March 26, 2010 relating to Preliminary Pricing Supplement No. 346 dated March 26, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in International Equities

Jump Securities based on the iShares® MSCI Brazil Index Fund due April 24, 2012

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares MSCI Brazil Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 32% to 37%, which we refer to as the upside payment, if the share price on the valuation date is, at all, above the initial share price. If, on the other hand, the share price on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	April , 2010
Original issue date:	April , 2010 (3 business days after the pricing date)
Maturity date:	April 24, 2012
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Payment at maturity:
If final share price is greater than initial share price,
$10 + the upside payment
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.20 to $3.70 per security (32% to 37% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.20 to $13.70 per security.

Initial share price:	The closing price of one underlying share on the pricing date times the adjustment factor on such date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	April 19, 2012, subject to postponement for certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484464
ISIN:	US6174844646
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of Interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.225	$9.775
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for security they sell. See “Supplemental Information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 346 dated March 26, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Jump Securities based on the iShares® MSCI Brazil Index Fund due April 24, 2012

Investment Overview

The Jump Securities
The Jump Securities based on the iShares® MSCI Brazil Index Fund due April 24, 2012 can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares have appreciated in value at all on the valuation date.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® MSCI Brazil Index Fund.

Maturity:	24 Months
Upside payment:	$3.20 to $3.70 (32% to 37% of the stated principal amount)
Principal protection:	None

iShares® MSCI Brazil Index Fund Overview
The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM.  The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI Inc., a majority-owned subsidiary of Morgan Stanley.  It is a free float adjusted, market capitalization index of securities listed on the Sao Paulo Stock Exchange (BOVESPA).  MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Information as of market close on March 22, 2010:

Bloomberg Ticker Symbol:	EWZ	52 Week High (on 12/2/2009):	$79.79
Current Share Price:	$71.74	52 Week Low (3/30/2009):	$37.22
52 Weeks Ago:	$40.89

Shares of the iShares® MSCI Brazil Index Fund Daily Closing Prices January 1, 2005 to March 22, 2010

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Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.
Scenario 1
The final share price value is greater than the initial share price.  In this scenario, each security redeems for $13.20 to $13.70 per security (132% to 137% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.20 to $13.70 per security, and your return may be less than if you invested in the underlying shares directly.

Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying shares from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the MSCI Brazil Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	There are risks associated with investments in securities linked to the value of equity securities of a single emerging markets economy.

▪	Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the securities.

▪	Investing in the securities is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks underlying the MSCI Brazil Index.

▪	The securities are subject to currency exchange risk.

▪	The underlying shares and the MSCI Brazil Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Brazil Index Fund.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April , 2010	April , 2010 (3 business days after the pricing date)	April 24, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + the upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.20 to $3.70 per security (32% to 37% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.20 to $13.70 per security.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	April 19, 2012, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484464
ISIN:	US6174844646
Minimum ticketing size:	100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase

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the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan

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consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$10.00	$0.225	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.15	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.45 (34.5% of the stated principal amount)
Hypothetical payment at maturity:	$13.45 per stated principal amount
Minimum payment at maturity:	None
Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $3.45 per security.  In the payoff diagram above, an investor will receive the hypothetical payment at maturity of $13.45 per security at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment will be $3.20 to $3.70 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10	X	Share Performance Factor

Principal		Share Performance Factor
$10	X	Final Share Price initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $3.20 to $3.70 per security (32% to 37% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 8 above.

▪
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks underlying the MSCI Brazil Index,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares,

o	the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI Brazil Index trade,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
There are risks associated with investments in securities linked to the value of equity securities of a single emerging markets economy.  The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the shares have been issued by Brazilian companies.  Therefore, an investment in the securities is a concentrated investment in the equity securities of a single emerging markets economy.  Investments in securities

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linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In 1999, Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the security.  See “—The securities are subject to currency exchange risk” below.

▪
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the iShares® MSCI Brazil Index Fund, holders of the securities will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the Brazilian real weakens relative to the U.S. dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the securities.

▪
Not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund.  Investing in the securities is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund, the MSCI Brazil Index or the stocks underlying the MSCI Brazil Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Brazil Index Fund or the stocks underlying the MSCI Brazil Index.

▪
Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the securities.  The investment adviser to the iShares® MSCI Brazil Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Brazil Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Brazil Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Brazil Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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▪
The underlying shares and the MSCI Brazil Index are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Brazil Index because the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares® MSCI Brazil Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index or due to other circumstances.  The Investment Adviser may invest up to 10% of the iShares® MSCI Brazil Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Brazil Index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude, commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the MSCI Brazil Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI Brazil Index), including trading in the underlying shares, the stocks underlying the MSCI Brazil Index and in other instruments linked to the underlying shares or the MSCI Brazil Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI Brazil Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a

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payment at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, U.S. investors could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Brazil Index.
The MSCI Brazil Index is calculated and disseminated by MSCI Inc., and is designed to provide representation of the equities market of Brazil.  See “Annex A—The MSCI Brazil Index” in these preliminary terms.

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Historical Information

The following table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from January 1, 2005 through March 22, 2010.  The closing price of the underlying shares on March 22, 2010 was $71.74.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.
iShares® MSCI Brazil Index Fund (CUSIP 464286400)	High ($)	Low ($)	Period End ($)
2005
First Quarter	25.21	19.54	22.48
Second Quarter	24.69	20.89	24.50
Third Quarter	33.02	23.34	32.89
Fourth Quarter	35.55	28.64	32.94
2006
First Quarter	42.58	34.38	39.43
Second Quarter	46.37	31.51	38.61
Third Quarter	40.35	35.64	37.97
Fourth Quarter	46.31	37.60	46.31
2007
First Quarter	48.75	42.21	48.66
Second Quarter	62.20	49.01	60.72
Third Quarter	73.73	50.69	72.71
Fourth Quarter	85.16	71.67	80.20
2008
First Quarter	87.68	68.83	76.55
Second Quarter	99.84	79.38	88.73
Third Quarter	87.23	50.67	55.96
Fourth Quarter	55.90	26.72	34.99
2009
First Quarter	40.89	31.75	37.70
Second Quarter	57.95	39.24	52.97
Third Quarter	67.64	49.17	67.64
Fourth Quarter	79.79	66.03	74.61
2010
First Quarter (through March 22, 2010)	77.79	62.84	71.74

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Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2005 through March 22, 2010.  The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.
Brazilian real (BRL/USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter (through March 22, 2010)	1.8950	1.7200	1.7897

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Brazilian real January 1, 2005 to March 22, 2010 (expressed as BRL per USD)

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

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Annex A

The MSCI Brazil IndexSM

The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley.

Morgan Stanley obtained all information contained in these preliminary terms regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and Morgan Stanley has not participated in the preparation of, or verified, such publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

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